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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF MARVELL

        SUBSIDIARIES               JURISDICTION OF INCORPORATION OR ORGANIZATION
---------------------------        ---------------------------------------------
Marvell Asia Pte. Ltd.                             Singapore

Marvell Japan KK                                   Japan

Marvell Semiconductor, Inc.                        California

Toshack Acquisitions Ltd.                          Israel